Exhibit 99.3
FOR IMMEDIATE RELEASE
LA JOLLA, CA., Tuesday, February 12, 2008, / PR Newswire-FirstCall / —Vyrex Corporation (“VYXC.OB”) announced today that it has completed a reverse merger with privately held PowerVerde, Inc. (“PowerVerde”), the result of which is that PowerVerde has become a wholly-owned subsidiary of Vyrex. In conjunction with the merger, PowerVerde also announced the completion of a private placement to accredited investors.
Under the terms of the merger agreement, the former PowerVerde shareholders exchanged their shares for Vyrex shares so that, upon closing of the merger, the former PowerVerde shareholders own 95% of Vyrex. Vyrex intends to change its name and apply for a new stock symbol in the near future.
George Konrad, co-founder and President of PowerVerde, commented, “We believe PowerVerde’s patented technology will offer an exciting and affordable alternative to photovoltaic and other “green energy” solutions. We are pleased to be taking the next step in PowerVerde’s history, by becoming a publicly traded company. We look forward to rewarding our shareholders with opportunities associated with our unique power systems designed to create clean “green” electric power, without burning fossil fuels or creating any emissions or “greenhouse gases”.
About PowerVerde:
PowerVerde has designed, developed and patented a unique gas expansion machine (“GEM”) capable of producing electrical power without combustion or fossil fuel and emitting zero exhaust gases. The machine’s source of energy (fuel) is any low-grade heat source, or adequate pressure, created by solar, thermal, geo-thermal, waste-heat or wellhead pressure.
The design of the motor was conceived and co-developed by Fred Barker, a former Boeing Engineer. Mr. Barker partnered with co-developer George Konrad, owner of Arizona Research and Development, Inc., utilizing Mr. Konrad’s manufacturing expertise. In 2007 the prototype design was further refined, and another milestone achieved, by combining the GEM with PowerVerde’s proprietary Organic Rankine Cycle System (“ORC”). In this application, the energy from solar- heated water drives the motor, ultimately producing alternating electrical current.
For further information contact Mr. Rick Davis at (305-271-3232) or visit our web site at www.PowerVerdeinc.com. Also, Vyrex reported the PowerVerde merger on a Form 8-K Report filed with the Securities and Exchange Commission (SEC) on February 12, 2008. This report provides substantial additional details regarding the merger and PowerVerde and is available at www.sec.gov.